Exhibit 99.3

Dear INSERT:

I am reaching out with some exciting news about our company. Kindred announced that it is being acquired and will become two private companies. Kindred’s IRFs, contract rehabilitation services and LTAC hospitals will become a specialty hospital company, Kindred Healthcare, owned by TPG Capital and Welsh, Carson, Anderson & Stowe (“WCAS”). Our home health, hospice and community care businesses will become a separate company, Kindred at Home, owned 40 percent by Humana, with the remaining 60 percent owned by TPG and WCAS.

This transaction represents an opportunity to evolve our integrated care approach and position each of Kindred’s service lines to be even more successful in the future. As an important part of a private specialty hospital company, Kindred Rehabilitation Services (KRS) will have greater financial and operational flexibility to meet the needs of patients and our partners. We are excited to have strong financial partners; TPG and WCAS are two of the most experienced healthcare investors in private equity. TPG and WCAS share our commitment to providing a patients-first approach to high-quality, compassionate care and have the resources and experience to help us succeed in this next chapter.

Providing quality and compassionate care is the foundation of what we do; our patients will see no change in the quality care delivered to them each day, and our partners will see greater financial and operational flexibility that enables us to reinvest, innovate and deliver the post-acute solutions that set Kindred apart within an evolving healthcare system. Importantly, a strong connection will remain between our service lines from hospital to home – while Kindred at Home will be operated as a separate company, we will continue to work with them to fill gaps in care and offer patients a seamless experience.

Transitioning to a private company represents an important step forward for our enterprise. It is strategically significant, financially compelling and the right thing to do in order to succeed as the premiere specialty hospital company provider in the country. We believe this transaction will position Kindred for long-term success against the backdrop of dynamic changes in the healthcare services industry. We believe this move will provide great benefit for each of our Joint Venture and Rehabilitation partners in the Hospital and Long Term Care industry.

Looking ahead, it should be business as usual for all of us at Kindred and at all of our facilities until the completion of the transaction, which we expect in the summer of 2018. Even after we complete the transaction, I want to emphasize that you will remain an important and valued partner to our organization and our working relationship will not change.

We value our business relationship and look forward to continuing it for many years to come.

Regards,

Jason Zachariah

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “hope,” “may,” “potential,” “upside,” and other similar expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Kindred’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Kindred is unable to predict or control, that may cause Kindred’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of Kindred’s stockholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; changes in the business or operating prospects of Kindred or its homecare business or hospital business; changes in healthcare and other laws and regulations; the impact of the announcement of, or failure to complete, the proposed merger on our relationships with employees, customers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in Kindred’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond Kindred’s control. Kindred cautions investors that any forward-looking statements made by Kindred are not guarantees of future performance. Kindred disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

Kindred will file with the SEC and mail to its stockholders a proxy statement in connection with the proposed merger. We urge investors and security holders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Kindred with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when it is available) and other documents filed by Kindred with the SEC relating to the proposed merger for free by accessing Kindred’s website at www.kindredhealthcare.com by clicking on the link for “Investors”, then clicking on the link for “SEC Filings.”

Participants in the Solicitation

Kindred and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Kindred’s stockholders in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the proposed merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about Kindred’s directors and executive officers in Kindred’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on May 25, 2017. You can obtain free copies of these documents from Kindred using the contact information above.